Exhibit 99.1

7315 Wisconsin Avenue, Suite 1100 West, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com
News Release

Pebblebrook Hotel Trust Reports 2015 Results and Provides 2016 Outlook
2015 Adjusted EBITDA Rose 31.5 Percent; Adjusted FFO Per Diluted Share Climbed 27.6 Percent;
Common Dividend to Increase 22.6 Percent; Approves $150.0M Common Share Repurchase Program

Bethesda, MD, February 22, 2016 -- Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today reported results for the fourth quarter and year ended December 31, 2015 and announced it expects to increase its quarterly dividend on its common shares by 22.6 percent over the Company’s current quarterly common dividend. The Company’s results include the following:

	Fourth Quarter		Full Year
	2015	2014	2015	2014
	($ in millions except per share and RevPAR data)

Net income (loss) to common shareholders	$16.4	$9.5	$68.7	$47.8
Net income (loss) per diluted share	$0.23	$0.13	$0.94	$0.71

Same-Property RevPAR(1)	$197.13	$193.81	$205.42	$198.81
Same-Property RevPAR growth rate	1.7%		3.3%

Same-Property EBITDA(1)	$69.2	$66.6	$281.9	$260.3
Same-Property EBITDA growth rate	3.9%		8.3%
Same-Property EBITDA Margin(1)	31.8%	31.5%	33.1%	31.6%

Adjusted EBITDA(1)	$64.4	$50.9	$259.5	$197.3
Adjusted EBITDA growth rate	26.4%		31.5%

Adjusted FFO (1)	$44.7	$32.6	$181.5	$130.1
Adjusted FFO per diluted share(1)	$0.62	$0.46	$2.50	$1.96
Adjusted FFO per diluted share growth rate	34.8%		27.6%

(1) See tables later in this press release for a description of Same-Property information and reconciliations from net income (loss) to non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Adjusted EBITDA, Funds from Operations ("FFO"), FFO per share, Adjusted FFO and Adjusted FFO per share.

For the details as to which hotels are included in Same-Property Revenue Per Available Room (“RevPAR”), Average Daily Rate (“ADR”), Occupancy, Revenues, Expenses, EBITDA and EBITDA Margins appearing in the table above and elsewhere in this press release, refer to the Same-Property Inclusion Reference Table later in this press release.

“We are pleased with the progress we made during 2015 improving the operating performance of our portfolio, particularly at our recently renovated and repositioned hotels as these properties gain momentum,” said Jon E. Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “Despite a softer environment in the fourth quarter due to global economic challenges, the U.S. hotel industry finished the year at its highest occupancy ever, as demand continued to outpace supply. For Pebblebrook, despite also experiencing a weaker fourth quarter, we still managed to grow Same-Property EBITDA in 2015 by 8.3 percent, Adjusted EBITDA by 31.5 percent, and Adjusted FFO per share by 27.6 percent; and we increased our common dividend by 34.8 percent.”

2015 Highlights

▪
Same-Property RevPAR and Room Revenue: Same-Property RevPAR for the year increased 3.3 percent to $205.42 over the same period of 2014. Same-Property Room Revenue increased by 3.9 percent, greater than RevPAR, due to the increase in the Same-Property room count. Same-Property ADR grew 4.5 percent from the comparable period of 2014 to $244.60. Same-Property Occupancy decreased 1.1 percent to 84.0 percent, as the Company focused more on growing ADR and EBITDA. Same-Property RevPAR for our wholly-owned properties, which excludes the Manhattan Collection, increased 4.6 percent for 2015.

▪	Same-Property EBITDA: The Company’s hotels generated $281.9 million of Same-Property EBITDA for the year ended December 31, 2015, climbing 8.3 percent from the same period of 2014. Same-

Property Revenues increased 3.5 percent, while Same-Property Expenses increased just 1.2 percent. As a result, Same-Property EBITDA Margin grew to 33.1 percent for the year ended December 31, 2015, representing an improvement of 148 basis points as compared to the same period last year. Flow-through of Same-Property Revenues to Same-Property EBITDA was 75.7 percent for 2015. Same-Property EBITDA for our wholly-owned properties grew 11.2 percent for 2015.

▪	Same-Property EBITDA per room: The Company’s Same-Property EBITDA per room for the year ended December 31, 2015 increased 7.6 percent to $35,197 from 2014.

▪	Adjusted EBITDA: The Company’s Adjusted EBITDA for 2015 rose to $259.5 million, a gain of 31.5 percent versus $197.3 million in 2014.

▪	Adjusted FFO: The Company’s Adjusted FFO for 2015 climbed 39.5 percent to $181.5 million, compared with $130.1 million for the prior year.

▪
Dividends: During 2015, the Company declared dividends of $1.24 per share on its common shares, $1.96875 per share on its 7.875% Series A Cumulative Redeemable Preferred Shares, $2.00 per share on its 8.0% Series B Cumulative Redeemable Preferred Shares and $1.625 per share on its 6.50% Series C Cumulative Redeemable Preferred Shares.

“The hotel industry’s fundamentals remained favorable in 2015, as demand growth of 2.9 percent outpaced supply growth of 1.1 percent,” said Mr. Bortz. “While demand growth in our markets was not as robust as we originally expected for the year, we benefited from our implementation of best practices and our creative and comprehensive capital reinvestment programs. We continue to see results from our long-term focus on growing Same-Property EBITDA through our capital investment programs, as well as improving the overall quality and condition of our portfolio. Same-Property RevPAR excluding the Manhattan Collection grew 4.6 percent for the year, with ADR climbing 6.0 percent, even with the negative impact of numerous disruptive renovations throughout the portfolio.”

Fourth Quarter Highlights

▪
Same-Property RevPAR and Room Revenue: Same-Property RevPAR in the fourth quarter of 2015 increased 1.7 percent over the same period of 2014 to $197.13. Same-Property Room Revenue increased by 2.4 percent, greater than RevPAR due to the increase in the Same-Property room count. Same-Property ADR grew 1.6 percent from the fourth quarter of 2014 to $241.52. Same-Property Occupancy rose 0.1 percent to 81.6 percent. Same-Property RevPAR for our wholly-owned properties increased 3.2 percent from the year-ago period.

▪
Same-Property EBITDA: The Company’s hotels generated $69.2 million of Same-Property EBITDA for the quarter ended December 31, 2015, climbing 3.9 percent compared with the same period of 2014. Same-Property Revenues increased 2.8 percent, while Same-Property Hotel Expenses rose 2.4 percent. As a result, Same-Property EBITDA Margin grew to 31.8 percent from the fourth quarter of 2014, representing an increase of 32 basis points. Same-Property EBITDA for our wholly-owned properties grew 7.0 percent from the prior-year period.

▪	Adjusted EBITDA: The Company’s Adjusted EBITDA rose to $64.4 million from $50.9 million in the prior-year period, an increase of $13.4 million, or 26.4 percent.

▪	Adjusted FFO: The Company’s Adjusted FFO climbed 37.3 percent to $44.7 million from $32.6 million in the prior-year period.

▪
Dividends: On December 15, 2015, the Company declared a regular quarterly cash dividend of $0.31 per share on its common shares, a regular quarterly cash dividend of $0.4921875 per share on its 7.875% Series A Cumulative Redeemable Preferred Shares, a regular quarterly cash dividend of $0.50 per share on its 8.00% Series B Cumulative Redeemable Preferred Shares and a regular quarterly cash dividend of $0.40625 per share on its 6.50% Series C Cumulative Redeemable Preferred Shares.

“Corporate transient demand during the fourth quarter was weaker than expected, particularly during December,” noted Mr. Bortz. “However, working collaboratively with our hotel teams, we continue to make strides implementing our best practices and other operating initiatives, as well as adjusting revenue management strategies and tactics to mitigate the softer demand trends.”

Capital Reinvestment and Asset Management

During 2015, the Company made $104.3 million of capital improvements throughout its portfolio, which includes the Company’s 49 percent interest in its six-hotel joint venture with Denihan Hospitality Group (the “Manhattan Collection”). The Company’s capital improvements included $21.8 million at Hotel Zephyr Fisherman’s Wharf, $13.5 million at Prescott Hotel San Francisco, $10.1 million at W Los Angeles - West Beverly Hills, $8.3 million at Hotel Vintage Portland, $6.5 million at Embassy Suites San Diego Bay - Downtown and $6.0 million at The Westin Colonnade, Coral Gables.

“The completed capital investment programs at Hotel Vintage Portland, W Los Angeles - West Beverly Hills, Hotel Zephyr Fisherman’s Wharf and Embassy Suites San Diego Bay - Downtown should provide us with additional opportunities in 2016 and beyond to substantially grow market share at each hotel by generating higher room rates and increased RevPAR penetration,” continued Mr. Bortz. “Our teams have made positive progress throughout the year, which we expect will accelerate throughout 2016.”

Acquisitions

In 2015, the Company successfully acquired two high-quality, full-service hotels: the 189-room LaPlaya Beach Resort & Club in Naples, Florida for $185.5 million and the 221-room upper-upscale The Tuscan Fisherman’s Wharf, a Best Western Plus Hotel, for $122.0 million located in the heart of Fisherman’s Wharf in San Francisco, California. Both of the Company’s 2015 acquisitions are located in exceptionally desirable, high growth, high barrier-to-entry markets.

Dispositions

The Company has retained an advisor to market for sale its 49 percent joint venture interest in the Manhattan Collection. In addition, Pebblebrook has also retained advisors to market for disposition several select hotels in its portfolio, and the Company is evaluating offering additional properties, including parking facilities and retail space that can be apportioned from individual hotels. The properties that are being offered individually were selected to best take advantage of the current disconnect between public and private market values, minimally impact the overall quality of the portfolio, and maintain the benefits of healthy diversification. The Company will provide updates to any disposition activity only after such transactions are complete, and there is no assurance that any transactions will be consummated.

$150 Million Common Share Repurchase Program

The Company announced that its Board of Trustees authorized a new share repurchase program of up to $150.0 million of the Company’s outstanding common shares, $0.01 par value per share. The repurchase program may be suspended or discontinued at any time and does not obligate the Company to acquire any particular amount of shares.

The Company intends to repurchase shares only if the Company deems repurchases to be attractive and only after any property sales proceeds are utilized to reduce corporate leverage and provide for taxes through the separate distribution of taxable gains from any property sales. Generally, the Company intends to repurchase shares primarily with proceeds from any dispositions of its hotel properties.

Under the program, the Company may repurchase shares from time to time in transactions on the open market, in accordance with applicable securities laws and other restrictions. The timing and volume of repurchases will be determined by management based on its ongoing assessments of the capital needs of the business, prevailing market prices, general economic and market conditions and other considerations.

Capital Markets

During 2015, the Company completed numerous attractive capital market transactions to help fund strategic growth and maintain its strong balance sheet. The Company successfully executed $375.0 million in 5-year and 7-year term loans and also originated $100.0 million in average 8.8-year private placement senior unsecured notes. Additionally, the Company increased the size of its unsecured credit facility to $750.0 million, which includes $300.0 million of outstanding term loans.

“We’re extremely pleased with our continued ability to access the capital markets and the strong support from our banking relationships,” commented Raymond D. Martz, Chief Financial Officer of Pebblebrook Hotel Trust. “We will continue to evaluate our options for attractive long-term debt capital, and we remain encouraged by the continued strong interest from the lending community to provide capital for high quality assets in major urban markets with strong sponsorship.”

Balance Sheet

As of December 31, 2015, the Company had $1.1 billion in consolidated debt and $225.4 million in unconsolidated, non-recourse, secured debt, both at weighted-average interest rates of 3.6 percent. The Company had $525.0 million outstanding in the form of unsecured term loans and $165.0 million outstanding on its $450.0 million senior unsecured revolving credit facility. As of December 31, 2015, the Company had $35.8 million of consolidated cash, cash equivalents and restricted cash and $12.2 million of unconsolidated cash, cash equivalents and restricted cash. The unconsolidated debt, cash, cash equivalents and restricted cash amounts represent the Company’s 49 percent interest in the Manhattan Collection.

On December 31, 2015, as defined in the Company’s credit agreement, the Company’s fixed charge coverage ratio was 2.9 times and total net debt to trailing 12-month corporate EBITDA was 4.7 times. Excluding its interest in the off-balance sheet Manhattan Collection, the Company’s fixed charge coverage ratio was 3.0 times, and net debt to trailing 12-month corporate EBITDA was 4.3 times.

On January 6, 2016, the Company announced that it drew down $150.0 million on previously arranged 5-year and 7-year term loans, and used the proceeds to reduce the balance on its $450.0 million senior unsecured revolving credit facility.

On February 8, 2016, the Company provided notice to the holders of its 7.875% Series A Cumulative Preferred Shares (the “Series A Preferred Shares”) of the redemption of all 5,600,000 of its issued and outstanding Series A Preferred Shares. The redemption date will be March 11, 2016. The Company intends to use proceeds from its senior unsecured revolving credit facility to redeem the Series A Preferred Shares.

2016 Outlook

The Company's outlook for 2016, which assumes no additional acquisitions or dispositions, incorporates the impact of the Company’s announced redemption of its Series A Preferred Shares, includes its various planned capital investment projects and assumes continued growth in economic activity, positive business travel trends and other significant assumptions, is as follows:

	2016 Outlook
	Low	High
	($ and shares/units in millions, except per share and RevPAR data)
Net income	$65.7	$77.7
Net income per diluted share	$0.90	$1.07

Adjusted EBITDA	$276.0	$288.0
Adjusted EBITDA growth rate	6.3%	11.0%

Adjusted FFO	$194.3	$206.3
Adjusted FFO per diluted share	$2.67	$2.84
Adjusted FFO per diluted share growth rate	6.8%	13.6%

This 2016 outlook is based, in part, on the following estimates and assumptions:

U.S. GDP growth rate	1.5%	2.0%
U.S. Hotel Industry RevPAR growth rate	3.0%	5.0%
Urban Markets RevPAR growth rate	1.0%	3.0%

Same-Property RevPAR	$211	$215
Same-Property RevPAR growth rate	2.0%	4.0%
Same-Property Room Revenue growth rate	2.7%	4.7%

Same-Property EBITDA	$301.0	$313.0
Same-Property EBITDA growth rate	1.9%	6.0%
Same-Property EBITDA Margin	33.6%	34.1%
Same-Property EBITDA Margin growth rate	25 bps	75 bps

Corporate cash general and administrative expenses	$20.3	$20.3
Corporate non-cash general and administrative expenses	$8.4	$8.4

Total capital investments related to renovations, capital maintenance and return on investment projects	$100.0	$110.0

Weighted-average fully diluted shares and units	72.7	72.7

“We believe 2016 will be another solid year for the overall hotel industry and Pebblebrook, despite the amplified challenges to the U.S. economic recovery from global economic weaknesses and geopolitical challenges,” noted Mr. Bortz. “We expect that demand growth from most segments including business, leisure transient and group will continue to grow modestly. International inbound travel demand, which was weak throughout 2015, is expected to remain a drag on demand growth in 2016, primarily affecting the major gateway cities. As a result of these factors and greater supply on average in many of the larger urban markets like New York and Washington D.C., we expect that the urban markets will continue to underperform the U.S. Industry’s RevPAR growth. We remain encouraged with the opportunities throughout our portfolio, as well as the momentum we have been gaining at our recently renovated and redeveloped hotels. We’re forecasting Same-Property RevPAR to increase 2.0 to 4.0 percent and Same-Property Room Revenue to increase 2.7 percent to 4.7 percent, which takes into account the negative impact of expected disruption at our hotels undergoing renovations throughout the year, as well as the added day in 2016 and the rooms we’ve added during our redevelopment programs.”

The Company’s 2016 outlook also incorporates all of the expected disruption associated with the various renovations and repositionings at our properties, including the Company’s currently closed 164-room Prescott Hotel San Francisco, which is adding 32 new guestrooms, with completion and relaunch as Hotel Zeppelin San Francisco by the second quarter of 2016; the 331-room The Nines, a Luxury Collection Hotel, Portland with completion forecasted by the end of the first quarter in 2016; the 157-room The Westin Colonnade, Coral Gables, which is expected to be completed in phases by the end of the third quarter in 2016; Hotel Monaco Washington D.C., Union Station Hotel Nashville, Autograph Collection, Revere Hotel Boston Common and Hotel Palomar Los Angeles Beverly Hills, all of which already have or are expected to commence renovations in 2016.

The Company’s outlook for the first quarter of 2016 is as follows:

	First Quarter 2016 Outlook
	Low	High
	($ and shares/units in millions, except per share and RevPAR data)

Same-Property RevPAR	$186	$191
Same-Property RevPAR growth rate	3.0%	6.0%
Same-Property Room Revenue growth rate	4.8%	7.8%

Same-Property EBITDA	$56.5	$59.5
Same-Property EBITDA growth rate	5.0%	10.6%
Same-Property EBITDA Margin	28.9%	29.4%
Same-Property EBITDA Margin growth rate	125 bps	175 bps

Adjusted EBITDA	$48.8	$51.8
Adjusted EBITDA growth rate	25.7%	33.5%

Adjusted FFO	$31.2	$34.2
Adjusted FFO per diluted share	$0.43	$0.47
Adjusted FFO per diluted share growth rate	26.5%	38.2%

Weighted-average fully diluted shares and units	72.7	72.7

The Company’s estimates and assumptions, including the Company’s outlook for 2016 and first quarter 2016, for Same-Property RevPAR, Same-Property RevPAR growth rate, Same-Property Room Revenue growth rate, Same-Property EBITDA, Same-Property EBITDA growth rate, Same-Property EBITDA Margin and Same-Property EBITDA Margin growth rate include the hotels owned as of December 31, 2015, as if they had been owned by the Company for all of 2015 and 2016, except for Hotel Vintage Portland, which is not included in the first quarter and Prescott/Zeppelin Hotel San Francisco, which is not included in the first and fourth quarters. The Company’s 2016 outlook assumes no additional acquisitions or dispositions beyond the hotels the Company owned as of December 31, 2015.

If any of the foregoing estimates and assumptions prove to be inaccurate, actual results, including the Outlook, may vary, and could vary significantly, from the amounts shown above.

Common Dividend Increase

Based on the Company’s 2016 outlook and the expected improvement in the operating performance of the Company’s hotels, Pebblebrook expects to increase its quarterly dividend on its common shares to $0.38 per share, or $1.52 on an annualized basis, commencing with the dividend for the first quarter of 2016. This proposed increase represents a 22.6 percent increase over the Company’s current quarterly common dividend of $0.31 per share, and an annualized yield of 5.7 percent based on Friday’s closing price of $26.81.

Earnings Call

The Company will conduct its quarterly analyst and investor conference call on Tuesday, February 23, 2015 at 9:00 AM EST. To participate in the conference call, please dial (888) 438-5453 approximately ten minutes before the call begins. Additionally, a live webcast of the conference call will be available through the Company’s website. To access the webcast, log on to http://www.pebblebrookhotels.com ten minutes prior to the conference call. A replay of the conference call webcast will be archived and available online through the Investor Relations section of http://www.pebblebrookhotels.com.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 37 hotels, including 31 wholly owned hotels with a total of 7,408 guest rooms and a 49% joint venture interest in six hotels with a total of 1,787 guest rooms. The Company owns, or has an ownership interest in, hotels located in 11 states and the District of Columbia, including: San Francisco, California; Los Angeles, California (Beverly Hills, Hollywood, Santa Monica and West Hollywood); Boston, Massachusetts; New York, New York; San Diego, California; Portland, Oregon; Buckhead, Georgia; Naples, Florida; Seattle, Washington; Miami, Florida; Washington, DC; Philadelphia, Pennsylvania; Columbia River Gorge, Washington; Nashville, Tennessee; Bethesda, Maryland and Minneapolis, Minnesota. For more information, please visit us at www.pebblebrookhotels.com and follow us on Twitter at @PebblebrookPEB

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. Examples of forward-looking statements include the following: projections and forecasts of U.S. GDP growth, U.S. hotel industry RevPAR growth, the Company’s net income, FFO, EBITDA, Adjusted FFO, Adjusted EBITDA, RevPAR, EBITDA Margin and EBITDA Margin growth, and the Company’s expenses, share count or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of the Company’s future economic performance and its share of future markets; forecasts of hotel industry performance; and descriptions of assumptions underlying or relating to any of the foregoing expectations including assumptions regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this press release is as of February 22, 2016. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

###

Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
Consolidated Balance Sheets
($ in thousands, except for per share data)

	December 31, 2015	December 31, 2014

ASSETS
Assets:
Investment in hotel properties, net	$2,673,584	$2,343,690
Investment in joint venture	248,794	258,828
Ground lease asset, net	30,218	30,891
Cash and cash equivalents	26,345	52,883
Restricted cash	9,453	16,383
Hotel receivables (net of allowance for doubtful accounts of $243 and $139, respectively)	25,062	21,320
Deferred financing costs, net	7,141	6,246
Prepaid expenses and other assets	42,333	40,243
Total assets	$3,062,930	$2,770,484

LIABILITIES AND EQUITY

Liabilities:
Senior unsecured revolving credit facility	$165,000	$50,000
Term loans	525,000	300,000
Senior unsecured notes	100,000	—
Mortgage debt (including mortgage loan premium of $1,581 and $4,026, respectively)	320,054	493,987
Accounts payable and accrued expenses	141,897	106,828
Advance deposits	17,726	11,583
Accrued interest	2,550	2,382
Distribution payable	29,869	23,293
Total liabilities	1,302,096	988,073
Commitments and contingencies
Equity:
Preferred shares of beneficial interest, $0.01 par value (liquidation preference of $350,000 at December 31, 2015 and $350,000 December 31, 2014), 100,000,000 shares authorized; 14,000,000 shares issued and outstanding at December 31, 2015 and 14,000,000 issued and outstanding at December 31, 2014	140	140
Common shares of beneficial interest, $0.01 par value, 500,000,000 shares authorized; 71,735,129 issued and outstanding at December 31, 2015 and 71,553,481 issued and outstanding at December 31, 2014	717	716
Additional paid-in capital	1,868,047	1,864,739
Accumulated other comprehensive income (loss)	(4,750)	(341)
Distributions in excess of retained earnings	(105,765)	(84,163)
Total shareholders’ equity	1,758,389	1,781,091
Non-controlling interests	2,445	1,320
Total equity	1,760,834	1,782,411
Total liabilities and equity	$3,062,930	$2,770,484

Pebblebrook Hotel Trust
Consolidated Statement of Operations
($ in thousands, except for per share data)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	(Unaudited)
Revenues:
Room	$126,176	$103,713	$526,573	$410,600
Food and beverage	53,370	41,672	190,852	148,114
Other operating	13,879	10,549	53,439	40,062
Total revenues	$193,425	$155,934	$770,864	$598,776

Expenses:
Hotel operating expenses:
Room	$31,419	$27,149	$124,090	$102,709
Food and beverage	35,205	28,281	128,816	104,843
Other direct and indirect	54,956	44,672	215,169	166,435
Total hotel operating expenses	121,580	100,102	468,075	373,987
Depreciation and amortization	25,017	18,810	95,872	68,324
Real estate taxes, personal property taxes, property insurance, and ground rent	12,082	10,030	46,947	36,878
General and administrative	6,001	7,402	27,649	26,349
Hotel acquisition costs	205	977	4,686	1,973
Total operating expenses	164,885	137,321	643,229	507,511
Operating income (loss)	28,540	18,613	127,635	91,265
Interest income	625	648	2,511	2,529
Interest expense	(10,090)	(7,456)	(38,774)	(27,065)
Equity in earnings (loss) of joint venture	4,442	5,595	6,213	10,065
Income (loss) before income taxes	23,517	17,400	97,585	76,794
Income tax (expense) benefit	(523)	(1,310)	(2,590)	(3,251)
Net income (loss)	22,994	16,090	94,995	73,543
Net income (loss) attributable to non-controlling interests	79	140	327	677
Net income (loss) attributable to the Company	22,915	15,950	94,668	72,866
Distributions to preferred shareholders	(6,487)	(6,488)	(25,950)	(25,079)
Net income (loss) attributable to common shareholders	$16,428	$9,462	$68,718	$47,787

Net income (loss) per share available to common shareholders, basic	$0.23	$0.13	$0.95	$0.72
Net income (loss) per share available to common shareholders, diluted	$0.23	$0.13	$0.94	$0.71
Weighted-average number of common shares, basic	71,735,129	70,138,092	71,715,870	65,646,712
Weighted-average number of common shares, diluted	72,320,799	70,793,130	72,384,289	66,264,118

Pebblebrook Hotel Trust
Reconciliation of Net Income (Loss) to FFO, EBITDA, Adjusted FFO and Adjusted EBITDA
($ in thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Net income (loss)	$22,994	$16,090	$94,995	$73,543
Adjustments:
Depreciation and amortization	24,957	18,753	95,634	68,136
Depreciation and amortization from joint venture	2,179	2,304	8,574	9,025
FFO	$50,130	$37,147	$199,203	$150,704
Distribution to preferred shareholders	$(6,487)	$(6,488)	$(25,950)	$(25,079)
FFO available to common share and unit holders	$43,643	$30,659	$173,253	$125,625
Hotel acquisition costs	205	977	4,686	1,973
Non-cash ground rent	595	608	2,380	2,252
Amortization of Class A LTIP units	—	321	2	1,506
Management/franchise contract transition costs	214	508	1,431	580
Interest expense adjustment for acquired liabilities	(310)	(886)	(1,848)	(2,790)
Capital lease adjustment	129	123	507	286
Non-cash amortization of acquired intangibles	253	258	1,106	648
Adjusted FFO available to common share and unit holders	$44,729	$32,568	$181,517	$130,080

FFO per common share - basic	$0.61	$0.44	$2.41	$1.91
FFO per common share - diluted	$0.60	$0.43	$2.39	$1.89
Adjusted FFO per common share - basic	$0.62	$0.46	$2.52	$1.97
Adjusted FFO per common share - diluted	$0.62	$0.46	$2.50	$1.96

Weighted-average number of basic common shares and units	71,971,480	70,374,443	71,952,221	65,883,063
Weighted-average number of fully diluted common shares and units	72,557,150	71,029,481	72,620,640	66,500,469

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014

Net income (loss)	$22,994	$16,090	$94,995	$73,543
Adjustments:
Interest expense	10,090	7,456	38,774	27,065
Interest expense from joint venture	2,301	2,302	9,137	9,137
Income tax expense (benefit)	523	1,310	2,590	3,251
Depreciation and amortization	25,017	18,810	95,872	68,324

Depreciation and amortization from joint venture	2,179	2,304	8,574	9,025
EBITDA	$63,104	$48,272	$249,942	$190,345
Hotel acquisition costs	205	977	4,686	1,973
Non-cash ground rent	595	608	2,380	2,252
Amortization of Class A LTIP units	—	321	2	1,506
Management/franchise contract transition costs	214	508	1,431	580
Non-cash amortization of acquired intangibles	253	258	1,106	648
Adjusted EBITDA	$64,371	$50,944	$259,547	$197,304

To supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules.

These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Funds from Operations (“FFO”) - FFO represents net income (computed in accordance with GAAP), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the Company's operating performance without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to that of other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

Earnings before Interest, Taxes, and Depreciation and Amortization ("EBITDA") - The Company believes that EBITDA provides investors a useful financial measure to evaluate its operating performance, excluding the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization).

The Company also evaluates its performance by reviewing Adjusted EBITDA and Adjusted FFO, because it believes that adjusting EBITDA and FFO to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted EBITDA and Adjusted FFO, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts EBITDA and FFO for the following items, which may occur in any period, and refers to these measures as Adjusted EBITDA and Adjusted FFO:

- Hotel acquisition costs: The Company excludes acquisition transaction costs expensed during the period because it believes that including these costs in EBITDA and FFO does not reflect the underlying financial performance of the Company and its hotels.
- Non-cash ground rent: The Company excludes the non-cash ground rent expense, which is primarily made up of the straight-line rent impact from a ground lease.
- Amortization of Class A LTIP units: The Company excludes the non-cash amortization of LTIP Units expensed during the period.
- Management/franchise contract transition costs: The Company excludes one-time management and/or franchise contract transition costs expensed during the period because it believes that including these costs in EBITDA and FFO does not reflect the underlying financial performance of the Company and its hotels.
- Interest expense adjustment for acquired liabilities: The Company excludes interest expense adjustment for acquired liabilities assumed in connection with acquisitions, because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company.
- Capital lease adjustment: The Company excludes the effect of non-cash interest expense from capital leases because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company.
- Non-cash amortization of acquired intangibles: The Company excludes the non-cash amortization of acquired intangibles, which includes but is not limited to the amortization of favorable and unfavorable leases and above/below market real estate tax reduction agreements because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company.

The Company’s presentation of FFO in accordance with the NAREIT White Paper and EBITDA, and as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.

Pebblebrook Hotel Trust
Manhattan Collection Statements of Operations
(Reflects the Company's 49% ownership interest in the Manhattan Collection)
($ in thousands)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Revenues:
Hotel operating revenues:
Room	$22,276	$23,466	$76,954	$80,536
Food and beverage	2,235	2,260	7,634	7,707
Lease revenue	400	389	1,596	1,566
Other operating	208	301	924	1,139
Total revenues	25,119	26,416	87,108	90,948

Expenses:
Total hotel expenses	16,167	16,097	63,071	62,484
Depreciation and amortization	2,179	2,304	8,574	9,025
Total operating expenses	18,346	18,401	71,645	71,509
Operating income (loss)	6,773	8,015	15,463	19,439
Interest income	—	—	1	3
Interest expense	(2,301)	(2,302)	(9,137)	(9,137)
Other	(30)	(118)	(114)	(240)
Equity in earnings of joint venture	$4,442	$5,595	$6,213	$10,065

Debt:	Fixed Interest Rate	Loan Amount
Mortgage(1)	3.61%	$225,400
Cash and cash equivalents		(8,018)
Net Debt		217,382
Restricted cash		(4,177)
Net Debt less restricted cash		$213,205

(1) Does not include the Company's pro rata interest of the $50.0 million of preferred capital the Company provided to the joint venture, in which the Company has a 49% ownership interest.

Notes:

These operating results reflect the Company's 49% ownership interest in the Manhattan Collection. The Manhattan Collection consists of the following six hotels: Manhattan NYC, Fifty NYC, Dumont NYC, Shelburne NYC, Gardens NYC and The Benjamin. The operating results for the Manhattan Collection only include 49% of the results for the six properties to reflect the Company's 49% ownership interest in the hotels. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Same-Property Statistical Data - Entire Portfolio
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Total Portfolio
Same-Property Occupancy	81.6%	81.5%	84.0%	84.9%
Increase/(Decrease)	0.1%		(1.1%)
Same-Property ADR	$241.52	$237.81	$244.60	$234.09
Increase/(Decrease)	1.6%		4.5%
Same-Property RevPAR	$197.13	$193.81	$205.42	$198.81
Increase/(Decrease)	1.7%		3.3%

Notes:

This schedule of hotel results for the three months ended December 31 includes information from all of the hotels the Company owned, or had an ownership interest in, as of December 31, 2015, except Prescott Hotel San Francisco in both 2015 and 2014 because it was closed during the fourth quarter of 2015 for renovation.

This schedule of hotel results for the year ended December 31 includes information from all of the hotels the Company owned, or had an ownership interest in, as of December 31, 2015, except for LaPlaya Beach Resort & Club and The Tuscan Fisherman's Wharf, a Best Western Plus Hotel, for Q1 and Q2 in both 2015 and 2014, Hotel Vintage Portland for Q1 in both 2015 and 2014 because it was closed during the first quarter of 2015 for renovation, and Prescott Hotel San Francisco for Q4 in both 2015 and 2014 because it was closed during the fourth quarter of 2015 for renovation.

Results for the Manhattan Collection reflect the Company's 49% ownership interest.

These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Same-Property Statistical Data - Wholly Owned
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Total Portfolio
Same-Property Occupancy	80.4%	80.4%	83.3%	84.3%
Increase/(Decrease)	0.0%		(1.3%)
Same-Property ADR	$233.18	$226.08	$241.39	$227.77
Increase/(Decrease)	3.1%		6.0%
Same-Property RevPAR	$187.53	$181.80	$200.99	$192.07
Increase/(Decrease)	3.2%		4.6%

Notes:

This schedule of hotel results for the three months ended December 31 includes information from all of the hotels the Company owned as of December 31, 2015, except Prescott Hotel San Francisco in both 2015 and 2014 because it was closed during the fourth quarter of 2015 for renovation.

This schedule of hotel results for the year ended December 31 includes information from all of the hotels the Company owned as of December 31, 2015, except for LaPlaya Beach Resort & Club and The Tuscan Fisherman's Wharf, a Best Western Plus Hotel, for Q1 and Q2 in both 2015 and 2014, Hotel Vintage Portland for Q1 in both 2015 and 2014 because it was closed during the first quarter of 2015 for renovation, and Prescott Hotel San Francisco for Q4 in both 2015 and 2014 because it was closed during the fourth quarter of 2015 for renovation.

These hotel results do not include information for the six hotels that comprise the Manhattan Collection.

These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Same-Property Statistical Data - Manhattan Collection
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Total Portfolio
Same-Property Occupancy	91.5%	90.5%	89.8%	89.8%
Increase/(Decrease)	1.1%		0.0%
Same-Property ADR	$302.18	$324.03	$268.92	$282.45
Increase/(Decrease)	(6.7%)		(4.8%)
Same-Property RevPAR	$276.52	$293.26	$241.56	$253.69
Increase/(Decrease)	(5.7%)		(4.8%)

Notes:

This schedule of hotel results for the three months ended December 31 includes only information for the six hotels that comprise the Manhattan Collection. This schedule of hotel results for the year ended December 31 includes only information for the six hotels that comprise the Manhattan Collection as of December 31, 2015. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Hotel Operational Data
Schedule of Same-Property Results - Entire Portfolio
($ in thousands)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014

Same-Property Revenues:
Rooms	$147,258	$143,855	$599,318	$576,995
Food and beverage	55,601	52,883	196,392	191,582
Other	14,533	14,634	55,411	54,014
Total hotel revenues	217,392	211,372	851,121	822,591

Same-Property Expenses:
Rooms	$37,666	$37,267	$147,835	$148,093
Food and beverage	36,799	35,812	133,137	136,344
Other direct	4,109	5,059	14,448	18,221
General and administrative	20,116	18,126	76,970	69,463
Sales and marketing	16,061	14,365	65,213	58,240
Management fees	6,749	7,539	25,722	26,168
Property operations and maintenance	6,653	6,714	25,991	25,988
Energy and utilities	4,904	5,162	20,940	21,841
Property taxes	9,414	8,688	36,791	34,727
Other fixed expenses	5,682	5,998	22,204	23,239
Total hotel expenses	148,153	144,730	569,251	562,324

Same-Property EBITDA	$69,239	$66,642	$281,870	$260,267

Same-Property EBITDA Margin	31.8%	31.5%	33.1%	31.6%

Same-Property EBITDA Per Room			$35,197	$32,720
Notes:

This schedule of hotel results for the three months ended December 31 includes information from all of the hotels the Company owned, or had an ownership interest in, as of December 31, 2015, except Prescott Hotel San Francisco in both 2015 and 2014 because it was closed during the fourth quarter of 2015 for renovation.

This schedule of hotel results for the year ended December 31 includes information from all of the hotels the Company owned, or had an ownership interest in, as of December 31, 2015, except for LaPlaya Beach Resort & Club and The Tuscan Fisherman's Wharf, a Best Western Plus Hotel, for Q1 and Q2 in both 2015 and 2014, Hotel Vintage Portland for Q1 in both 2015 and 2014 because it was closed during the first quarter of 2015 for renovation, and Prescott Hotel San Francisco for Q4 in both 2015 and 2014 because it was closed during the fourth quarter of 2015 for renovation.

Results for the Manhattan Collection reflect the Company's 49% ownership interest.

These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Hotel Operational Data
Schedule of Same-Property Results - Wholly Owned
($ in thousands)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014

Same-Property Revenues:
Rooms	$124,982	$120,389	$522,364	$496,460
Food and beverage	53,366	50,623	188,758	183,875
Other	13,925	13,944	52,891	51,308
Total hotel revenues	192,273	184,956	764,013	731,643

Same-Property Expenses:
Rooms	$31,086	$30,935	$123,063	$123,278
Food and beverage	35,190	34,082	127,218	129,765
Other direct	4,064	4,962	14,260	17,813
General and administrative	17,800	15,938	68,074	61,088
Sales and marketing	14,709	13,019	59,357	53,045
Management fees	6,041	6,772	23,255	23,444
Property operations and maintenance	5,761	5,843	22,429	22,620
Energy and utilities	4,400	4,550	18,517	19,053
Property taxes	7,411	6,723	28,365	27,048
Other fixed expenses	5,523	5,809	21,642	22,687
Total hotel expenses	131,985	128,633	506,180	499,841

Same-Property EBITDA	$60,288	$56,323	$257,833	$231,802

Same-Property EBITDA Margin	31.4%	30.5%	33.7%	31.7%

Notes:

This schedule of hotel results for the three months ended December 31 includes information from all of the hotels the Company owned as of December 31, 2015, except Prescott Hotel San Francisco in both 2015 and 2014 because it was closed during the fourth quarter of 2015 for renovation.

This schedule of hotel results for the year ended December 31 includes information from all of the hotels the Company owned as of December 31, 2015, except for LaPlaya Beach Resort & Club and The Tuscan Fisherman's Wharf, a Best Western Plus Hotel, for Q1 and Q2 in both 2015 and 2014, Hotel Vintage Portland for Q1 in both 2015 and 2014 because it was closed during the first quarter of 2015 for renovation, and Prescott Hotel San Francisco for Q4 in both 2015 and 2014 because it was closed during the fourth quarter of 2015 for renovation.

These hotel results do not include information for the six hotels that comprise the Manhattan Collection.

These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Hotel Operational Data
Schedule of Same-Property Results - Manhattan Collection
($ in thousands)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Same-Property Revenues:
Rooms	$22,276	$23,466	$76,954	$80,536
Food and beverage	2,235	2,260	7,634	7,707
Lease revenue	400	389	1,596	1,566
Other	208	301	924	1,139
Total hotel revenues	25,119	26,416	87,108	90,948

Same-Property Expenses:
Rooms	$6,580	$6,331	$24,772	$24,814
Food and beverage	1,610	1,730	5,919	6,578
Other direct	44	100	189	412
General and administrative	2,315	2,188	8,896	8,375
Sales and marketing	1,352	1,346	5,856	5,194
Management fees	708	766	2,467	2,724
Property operations and maintenance	892	871	3,562	3,368
Energy and utilities	504	611	2,423	2,788
Property taxes	2,003	1,965	8,426	7,678
Other fixed expenses	159	189	561	553
Total hotel expenses	16,167	16,097	63,071	62,484

Same-Property EBITDA	$8,952	$10,319	$24,037	$28,464

Same-Property EBITDA Margin	35.6%	39.1%	27.6%	31.3%

Notes:

This schedule of hotel results for the three months ended December 31 includes only information for the six hotels that comprise the Manhattan Collection. This schedule of hotel results for the year ended December 31 includes only information for the six hotels that comprise the Manhattan Collection as of December 31, 2015. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Same-Property Inclusion Reference Table

Hotels	Q1	Q2	Q3	Q4

DoubleTree by Hilton Hotel Bethesda-Washington DC	X	X	X	X
Sir Francis Drake	X	X	X	X
InterContinental Buckhead Atlanta	X	X	X	X
Hotel Monaco Washington DC	X	X	X	X
The Grand Hotel Minneapolis	X	X	X	X
Skamania Lodge	X	X	X	X
Le Méridien Delfina Santa Monica	X	X	X	X
Sofitel Philadelphia	X	X	X	X
Argonaut Hotel	X	X	X	X
The Westin San Diego Gaslamp Quarter	X	X	X	X
Hotel Monaco Seattle	X	X	X	X
Mondrian Los Angeles	X	X	X	X
Viceroy Miami	X	X	X	X
W Boston	X	X	X	X
Manhattan Collection	X	X	X	X
Hotel Zetta	X	X	X	X
Hotel Vintage Seattle	X	X	X	X
Hotel Vintage Portland		X	X	X
W Los Angeles - West Beverly Hills	X	X	X	X
Hotel Zelos San Francisco	X	X	X	X
Embassy Suites San Diego Bay - Downtown	X	X	X	X
The Redbury Hollywood	X	X	X	X
Hotel Modera	X	X	X	X
Hotel Zephyr Fisherman's Wharf	X	X	X	X
Prescott Hotel San Francisco	X	X	X
The Nines, a Luxury Collection Hotel, Portland	X	X	X	X
The Westin Colonnade, Coral Gables	X	X	X	X
Hotel Palomar Los Angeles Beverly Hills	X	X	X	X
Union Station Nashville Hotel, Autograph Collection	X	X	X	X
Revere Hotel Boston Common	X	X	X	X
LaPlaya Beach Resort & Club			X	X
The Tuscan Fisherman's Wharf, a Best Western Plus Hotel			X	X

Notes:

A property marked with an "X" in a specific quarter denotes that the same-property operating results of that property are included in the Same-Property Statistical Data and in the Schedule of Same-Property Results.

The Company’s fourth quarter Same-Property RevPAR, RevPAR Growth, ADR, Occupancy, Revenues, Expenses, EBITDA and EBITDA Margin include all of the hotels the Company owned, or has an ownership interest in, as of December 31, 2015, except Prescott Hotel San Francisco. Results for the Manhattan Collection reflect the Company's 49% ownership interest. Operating statistics and financial results may include periods prior to the Company’s ownership of the hotels.

The Company's December 31 year-to-date Same-Property RevPAR, RevPAR Growth, ADR, Occupancy, Revenues, Expenses, EBITDA and EBITDA Margin include all of the hotels the Company owned, or has an ownership interest in, as of December 31, 2015, except for LaPlaya Beach Resort & Club and The Tuscan Fisherman's Wharf, a Best Western Plus Hotel, in the first and second quarter, Hotel Vintage Portland in the first quarter because it was closed during the first quarter of 2015 for renovation, and Prescott Hotel San Francisco in the fourth quarter because it was closed during the fourth quarter of 2015 for renovation. Results for the Manhattan Collection reflect the Company's 49% ownership interest. Operating statistics and financial results may include periods prior to the Company’s ownership of the hotels.

The Company's estimates and assumptions for Same-Property RevPAR, RevPAR Growth, ADR, Occupancy, Revenues, Expenses, EBITDA and EBITDA Margin for the Company's 2016 Outlook include all of the hotels the Company owned, or has an ownership interest in, as of December 31, 2015. The operating statistics and financial results in this press release may include periods prior to the Company’s ownership of the hotels. The hotel operating estimates and assumptions for the Manhattan Collection included in the Company's 2016 Outlook only reflect the Company's 49% ownership interest in those hotels.

Pebblebrook Hotel Trust
Historical Operating Data - Entire Portfolio
($ in millions, except ADR and RevPAR)
(Unaudited)

Historical Operating Data:

	First Quarter 2014	Second Quarter 2014	Third Quarter 2014	Fourth Quarter 2014	Full Year 2014

Occupancy	81%	88%	90%	82%	85%
ADR	$214	$239	$248	$238	$235
RevPAR	$173	$210	$222	$194	$200

Hotel Revenues	$191.8	$224.5	$230.9	$214.4	$861.6
Hotel EBITDA	$49.0	$75.8	$81.6	$67.6	$274.1
Hotel EBITA Margin	25.5%	33.8%	35.4%	31.6%	31.8%

	First Quarter 2015	Second Quarter 2015	Third Quarter 2015	Fourth Quarter 2015	Full Year 2015

Occupancy	79%	87%	88%	82%	84%
ADR	$229	$251	$261	$242	$246
RevPAR	$180	$218	$230	$197	$207

Hotel Revenues	$198.8	$232.2	$239.9	$218.6	$889.5
Hotel EBITDA	$54.5	$83.7	$88.6	$69.6	$296.4
Hotel EBITA Margin	27.4%	36.0%	36.9%	31.9%	33.3%

Notes:

These historical hotel operating results include information for all of the hotels the Company owned, or had an ownership interest in, as of December 31, 2015. The hotel operating results for the Manhattan Collection only include 49% of the results for the six properties to reflect the Company's 49% ownership interest in the hotels. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Historical Operating Data - Wholly Owned
($ in millions, except ADR and RevPAR)
(Unaudited)

Historical Operating Data:

	First Quarter 2014	Second Quarter 2014	Third Quarter 2014	Fourth Quarter 2014	Full Year 2014

Occupancy	80%	87%	89%	80%	84%
ADR	$214	$232	$243	$226	$229
RevPAR	$172	$203	$216	$182	$193

Hotel Revenues	$175.2	$200.0	$207.5	$188.0	$770.6
Hotel EBITDA	$47.7	$67.0	$73.6	$57.4	$245.7
Hotel EBITA Margin	27.2%	33.5%	35.5%	30.5%	31.9%

	First Quarter 2015	Second Quarter 2015	Third Quarter 2015	Fourth Quarter 2015	Full Year 2015

Occupancy	79%	86%	88%	81%	83%
ADR	$233	$247	$258	$233	$243
RevPAR	$183	$213	$226	$188	$203

Hotel Revenues	$183.6	$208.9	$216.4	$193.5	$802.4
Hotel EBITDA	$54.5	$76.0	$81.3	$60.7	$272.4
Hotel EBITA Margin	29.7%	36.4%	37.6%	31.4%	33.9%

Notes:

These historical hotel operating results include information for all of the hotels the Company owned as of December 31, 2015, except for the Company's 49% interest in the Manhattan Collection. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Historical Operating Data - Manhattan Collection
($ in millions, except ADR and RevPAR)
(Unaudited)

Historical Operating Data:

	First Quarter 2014	Second Quarter 2014	Third Quarter 2014	Fourth Quarter 2014	Full Year 2014

Occupancy	84%	92%	92%	91%	90%
ADR	$213	$298	$288	$324	$282
RevPAR	$179	$275	$266	$293	$254

Hotel Revenues	$16.6	$24.5	$23.4	$26.4	$90.9
Hotel EBITDA	$1.3	$8.8	$8.1	$10.3	$28.5
Hotel EBITA Margin	7.7%	35.9%	34.4%	39.1%	31.3%

	First Quarter 2015	Second Quarter 2015	Third Quarter 2015	Fourth Quarter 2015	Full Year 2015

Occupancy	81%	93%	94%	92%	90%
ADR	$200	$279	$284	$302	$269
RevPAR	$161	$260	$266	$277	$242

Hotel Revenues	$15.2	$23.3	$23.5	$25.1	$87.1
Hotel EBITDA	$0.0	$7.7	$7.4	$9.0	$24.0
Hotel EBITA Margin	0.0%	33.1%	31.3%	35.6%	27.6%

Notes:

These historical hotel operating results include only information for the six hotel properties that comprise the Manhattan Collection. The hotel operating results for the Manhattan Collection only include 49% of the results for the six properties to reflect the Company's 49% ownership interest in the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Historical Hotel Same-Property Hotel EBITDA by Property
($ in millions)
(Unaudited)

	Hotel EBITDA
Hotel	2015	2014	2013	2012	2011	2010

DoubleTree by Hilton Hotel Bethesda-Washington DC	$4.3	$4.7	$4.6	$5.1	$4.7	$4.7
Sir Francis Drake	16.4	15.0	10.1	8.4	5.0	3.4
InterContinental Buckhead Atlanta	14.5	14.3	13.4	11.6	9.6	8.3
Hotel Monaco Washington DC	8.1	7.9	7.9	7.6	6.9	5.5
The Grand Hotel Minneapolis	4.1	3.8	3.4	3.4	2.4	1.5
Skamania Lodge	7.7	6.8	6.0	5.2	4.8	4.4
Le Meridien Delfina Santa Monica	11.7	9.9	8.0	6.9	6.8	5.3
Sofitel Philadelphia	8.6	7.4	6.5	6.7	6.0	4.3
Argonaut Hotel	13.0	11.8	10.2	8.5	6.5	5.2
The Westin Gaslamp Quarter San Diego	14.6	12.7	11.2	9.7	8.2	8.4
Hotel Monaco Seattle	6.7	6.2	5.2	3.4	2.9	2.2
Mondrian Los Angeles	12.2	11.0	8.2	7.4	8.9	7.9
Viceroy Miami	3.8	4.0	3.2	2.8	1.8	(0.7)
W Boston	9.6	8.1	6.2	5.8	4.4	3.8
Manhattan Collection	24.0	28.5	25.7	28.9	24.0	21.9
Hotel Zetta	6.2	5.4	2.8	N/A	N/A	N/A
Hotel Vintage Seattle	3.5	2.6	2.7	2.4	2.2	1.8
Hotel Vintage Portland	3.1	3.4	2.7	1.8	1.9	1.3
W Los Angeles - West Beverly Hills	9.5	8.9	8.7	8.0	6.9	5.6
Hotel Zelos San Francisco	7.3	6.2	4.6	3.8	3.0	1.3
Embassy Suites San Diego Bay - Downtown	11.3	9.5	8.9	8.8	8.2	7.6
The Redbury Hollywood	2.6	2.5	2.6	2.8	2.2	N/A
Hotel Modera	6.5	5.6	4.5	3.9	3.3	2.7
Hotel Zephyr Fisherman's Wharf	12.6	12.1	12.1	11.2	8.7	7.3
Prescott Hotel San Francisco	4.0	4.0	3.4	2.7	2.3	N/A
The Nines, a Luxury Collection Hotel, Portland	15.2	12.8	10.8	8.9	8.0	6.2
The Westin Colonnade, Coral Gables	3.6	3.4	3.1	1.8	2.1	1.9
Hotel Palomar Los Angeles - Beverly Hills	4.2	4.5	3.8	3.9	2.9	2.3
Union Station Nashville Hotel, Autograph Collection	5.4	4.2	4.0	2.9	2.1	1.8
Revere Hotel Boston Common	17.9	16.5	13.7	8.4	8.9	6.1
LaPlaya Beach Club & Resort	15.7	12.4	10.7	8.7	7.6	5.7
The Tuscan Fisherman's Wharf, a Best Western Plus Hotel	8.2	7.9	6.6	5.2	N/A	N/A
Total Hotel EBITDA	$296.1	$274.0	$235.5	$206.6	$173.2	$137.7

Notes:

These historical Same-Property Hotel EBITDA results include information for all of the hotels the Company owned or had an ownership interest in as of December 31, 2015, except for Hotel Zetta for years ended 2010, 2011 and 2012; The Tuscan Fisherman's Wharf, a Best Western Plus Hotel for years ended 2010 and 2011; and The Redbury Hollywood and Prescott Hotel San Francisco for the year ended 2010. The Same-Property Hotel EBITDA results for the Manhattan Collection include 49% of the actual results for the six properties to reflect the Company's 49% ownership interest in these hotels. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses.

The information above has not been audited and is presented only for comparison purposes.